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                     AMERICAN FAMILY LIFE INSURANCE COMPANY
                               6000 AMERICAN PKWY
                          MADISON, WISCONSIN 53783-0001
                                  888-428-5433

         GUARANTEED MINIMUM DEATH BENEFIT RIDER FOR THE PRIMARY INSURED
               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

This RIDER is attached to and becomes a part of the BASE POLICY and is subject to the conditions and provisions of the BASE POLICY. All such conditions and provisions apply to this RIDER unless changed by this RIDER.

                                   DEFINITIONS

GUARANTEED MINIMUM DEATH BENEFIT. The DEATH BENEFIT of the BASE POLICY that WE pay to the BENEFICIARY, upon the death of the PRIMARY INSURED.

GUARANTEED MINIMUM DEATH BENEFIT PREMIUM. The monthly premium shown on the Schedule that is required to keep this RIDER in force.

                                BENEFITS PAYABLE

We will pay the GUARANTEED MINIMUM DEATH BENEFIT to the BENEFICIARY if:
   1. WE receive due written proof, satisfactory to US of the PRIMARY INSURED'S death;
   2.    the PRIMARY INSURED'S death occurs while this RIDER is in force;
   3. the sum of the premiums received to date, less all partial surrenders and policy loans, is at least equal to the GUARANTEED MINIMUM DEATH BENEFIT PREMIUM multiplied by the number of months the BASE POLICY has been in force.

                                     PREMIUM

The GUARANTEED MINIMUM DEATH BENEFIT PREMIUM is due on each MONTHLY DEDUCTION
DAY.

If the OWNER pays a premium at least equal to the GUARANTEED MINIMUM DEATH BENEFIT PREMIUM shown on the Schedule on or before the MONTHLY DEDUCTION DAY, the BASE POLICY will remain in force and the GUARANTEED MINIMUM DEATH BENEFIT will be paid even if the CASH SURRENDER VALUE is not sufficient to pay MONTHLY DEDUCTIONS on a MONTHLY DEDUCTION DAY and the BASE POLICY would otherwise lapse.

The GUARANTEED MINIMUM DEATH BENEFIT PREMIUM may decrease if:
   1.    a RIDER is removed or decreased; or
   2.    a change in UNDERWRITING CLASS occurs.

The GUARANTEED MINIMUM DEATH BENEFIT PREMIUM may increase if there is an INCREASE IN COVERAGE or addition of any RIDER.


WE reserve the right to limit transfers and/or premium allocations while this RIDER is in effect.


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RIDER EFFECTIVE DATE.  This RIDER takes effect as of the Rider Effective Date shown on the Schedule.  The Rider Effective Date determines each:
   1.    RIDER year;
   2.    RIDER anniversary; and
   3.    RIDER month.

RIDER TERMINATION DATE. This RIDER terminates and cannot be reinstated on the earliest of:

   1. 12:00 AM on the RIDER anniversary date nearest the PRIMARY INSURED'S ATTAINED AGE 65 or ten years from the ISSUE DATE, whichever is later;
   2. the date THE BASE POLICY terminates subject to the conditions and provisions of the BASE POLICY;
   3.    the date the BASE POLICY is surrendered by the OWNER; or
   4. the date the OWNER changes from Death Benefit Option One to Death Benefit Option Two.

This RIDER also will terminate if the OWNER does not pay a premium at least equal to the GUARANTEED MINIMUM DEATH BENEFIT PREMIUM shown on the Schedule within 30 days after the MONTHLY DEDUCTION DAY. If the PRIMARY INSURED dies during this 30 day period, WE will deduct any unpaid premium from the DEATH BENEFIT.

The OWNER may cancel this RIDER at any time by sending a written request to the ADMINISTRATIVE SERVICE CENTER. Such cancellation takes effect on the MONTHLY DEDUCTION DAY following the date the written request is received at the ADMINISTRATIVE SERVICE CENTER, unless a later date is requested.








                           PRESIDENT        SECRETARY














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